CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
investor@spatializer.com
SPATIALIZER AUDIO LABORATORIES, INC. REPORTS
THIRD QUARTER OPERATING RESULTS
          San Jose, Calif., November 14, 2006- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the third quarter ended September 30, 2006.
     Revenues decreased to $68,000 for the quarter ended September 30, 2006 compared to $271,000 for the quarter ended September 30, 2005, a decrease of 75%. Revenues were comprised of royalties pertaining to the licensing of Spatializer audio signal processing algorithms and circuit designs. Revenues in the nine months ended September 30, 2006 were $261,000, compared to revenues of $1,032,000 in the comparable period last year, a decrease of 75%. Revenues in the three and nine months ended September 30, 2006 decreased due to end of life of a mobile telephone license and the recognition, earlier in 2005, of deferred revenue on a royalty prepayment received in the third quarter of 2004.
     Net Loss was ($62,000) for the quarter ended September 30, 2006, $0.00 basic per share, compared to net income of $37,000, $0.00 basic and diluted per share, for the quarter ended September 30, 2005. Net loss in the nine months ended September 30, 2006 was ($297,000), ($0.01) basic per share, compared with net income of $104,000, $0.00 basic and diluted per share in the comparable period last year. The net loss in the three month and nine month periods resulted from decreased revenues and a general wind down of operations.
     At September 30, 2006, the Company had $273,000 in cash and cash equivalents as compared to $551,000 at December 31, 2005. The decrease in cash resulted primarily from the net loss. The Company had working capital of $277,000 at September 30, 2006 as compared with working capital of $560,000 at December 31, 2005.
     About Spatializer
     Spatializer Audio Laboratories Inc. is developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology is incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.

PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current Assets:
Cash and Cash Equivalents	$272,985	$550,633
Accounts Receivable, net	69,572	155,233
Prepaid Expenses and Deposits	46,937	34,104

Total Current Assets	389,494	739,970

Property and Equipment, net	6,205	18,403
Intangible Assets, net	136,833	138,548

Total Assets	$532,532	$896,921

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	24,176	10,443
Accounts Payable	18,367	14,195
Accrued Wages and Benefits	2,341	48,095
Accrued Professional Fees	22,500	34,000
Accrued Commissions	42,202	31,917
Accrued Expenses	2,998	40,869

Total Current Liabilties	112,584	179,519

Commitments and Contingencies

Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 46,975,365 shares issued and outstanding at September 30, 2006 and December 31, 2005.	469,772	469,772
Additional Paid-In Capital	46,430,030	46,430,030
Accumulated Deficit	(46,479,854)	(46,182,400)

Total Shareholders’ Equity	419,948	717,402

	$532,532	$896,921

See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended		For the Nine Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues:
Royalty Revenues	$67,744	$270,914	$261,100	$1,031,777

	67,744	270,914	261,100	1,031,777
Cost of Revenues	6,774	12,752	26,251	89,514

Gross Profit	60,970	258,162	234,849	942,263
Operating Expenses:
General and Administrative	122,210	116,539	371,343	457,463
Research and Development	—	62,068	157,740	244,717
Sales and Marketing	—	45,356	1,241	140,810

	122,210	223,963	530,324	842,990

Operating (Loss)	(61,240)	34,199	(295,475)	99,273
Interest and Other Income	1,442	3,376	7,087	9,992
Interest and Other Expense	(2,000)	(1,030)	(4,266)	(5,140)

	(558)	2,346	2,821	4,852

Income (Loss) Before Income Taxes	(61,798)	36,545	(292,654)	104,125
Income Taxes	—	—	(4,800)	—

Net Income (Loss)	$(61,798)	$36,545	$(297,454)	$104,125

Basic and Diluted Earnings Per Share	$(0.00)	$0.00	$(0.01)	$0.00

Weighted Average Shares Outstanding	48,763,383	46,975,365	48,763,383	46,975,365

See notes to consolidated financial statements
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